Exhibit 4.2

FIRST AMENDMENT TO RIGHTS AGREEMENT

This First Amendment (this “Amendment”) to Rights Agreement is entered into as of March 25, 2018, between The Finish Line, Inc., an Indiana corporation (the “Company”), and Broadridge Corporate Issuer Solutions, Inc., a Pennsylvania corporation (the “Rights Agent”), and amends the Rights Agreement, dated as of August 28, 2017, between the Company and the Rights Agent (the “Rights Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Rights Agreement.

Recitals

A.	This Amendment is entered into in connection with the Agreement and Plan of Merger, dated as of the date hereof (as it may be amended or supplemented from time to time, the “Merger Agreement”), among the Company, JD Sports Fashion plc, a company incorporated under the laws of England and Wales (“Parent”), and Genesis Merger Sub, Inc., an Indiana corporation (“Merger Sub”), with respect to the merger of Merger Sub with and into the Company (the “Merger”).

B.	As a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement, certain directors and officers of the Company have entered into a Management Support Agreement (as defined in the Merger Agreement).

C.	Pursuant to Section 27 of the Rights Agreement, the Company may, and the Rights Agent shall, if so directed by the Company, from time to time supplement or amend any provision of the Rights Agreement in accordance with the terms of Section 27.

D.	The Board of Directors of the Company has approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement (the “Contemplated Transactions”).

E.	To induce Parent and Merger Sub to enter into the Merger Agreement, the Board of Directors of the Company has determined that it is in the best interests of the Company and its shareholders to amend the Rights Agreement to exempt the execution of the Merger Agreement, the execution of the Management Support Agreement and the consummation of the Merger and all other Contemplated Transactions from the application of the Rights Agreement, and to provide that the Rights Agreement shall expire immediately prior to the effective time of the Merger.

Amendment

NOW, THEREFORE, in consideration of the recitals, the premises and mutual agreements hereinafter set out and of other consideration, the receipt and sufficiency of which are acknowledged, the parties hereto agree as follows:

1.    The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is hereby amended by adding the following as a new Section 1(a)(vi):

“(vi)    Notwithstanding the foregoing, no Person shall be or become an Acquiring Person by reason of (A) the execution, delivery or performance of the Agreement and Plan of

Merger, dated as of March 25, 2018 (as such agreement may be amended or supplemented from time to time, the “Merger Agreement”), among the Company, JD Sports Fashion plc, a company incorporated under the laws of England and Wales (“Parent”), and Genesis Merger Sub, Inc., an Indiana corporation (“Merger Sub”), or the execution, delivery or performance of any amendment or supplement thereto from time to time, (B) the execution and delivery of the Management Support Agreement (as defined in the Merger Agreement) (as such agreement may be amended or supplemented from time to time, the “Support Agreements”), or the execution, delivery or performance of any amendment or supplement thereto from time to time, (C) the acquisition of beneficial ownership of shares of capital stock of the Company by Parent, Merger Sub or any Affiliate of Parent or Merger Sub pursuant to the Merger Agreement or the Support Agreement or (D) the performance or consummation of the Merger or any other transaction contemplated by the Merger Agreement or the Management Support Agreement.”

2.    The definition of “Shares Acquisition Date” in Section 1(o) of the Rights Agreement is hereby amended by adding the following sentence at the end of that Section:

“Notwithstanding anything in this Agreement to the contrary, a Shares Acquisition Date shall be deemed not to have occurred by reason of (i) the execution, delivery, performance or amendment of the Merger Agreement or the Management Support Agreement, (ii) the performance or consummation of the Merger or (iii) the performance or consummation of any other transaction contemplated by the Merger Agreement or the Management Support Agreement.”

3.    Section 3(a) of the Rights Agreement is hereby amended by adding the following sentence at the end of that Section:

“Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall be deemed not to have occurred by reason of (i) the execution, delivery, performance or amendment of the Merger Agreement or the Management Support Agreement, (ii) the performance or consummation of the Merger or (iii) the performance or consummation of any other transaction contemplated by the Merger Agreement or the Management Support Agreement.”

4.    Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“(a)    Subject to Section 11(a)(ii), the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided in this Agreement) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly completed and executed, to the Rights Agent at the office or offices of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each one ten-thousandth of a Preferred Share as to which the Rights are exercised, before the earliest of (i) (x) the Close of Business on August 28, 2020 or (y) the time immediately prior to the Effective Time of the Merger, as such time is defined in the Merger Agreement (the earlier to occur of the events described in clauses (x) and (y) of this section shall be referred to as the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 (the “Redemption Date”), (iii) the time at which such Rights are exchanged as provided in Section 24, or (iv) the Business Day immediately following the Company’s 2018 annual meeting of shareholders (including any adjournment thereof) if this Agreement shall not have been approved, on or before such date, by the affirmative vote of the holders of a majority of the voting power present, in person or by proxy, and entitled to vote at a meeting of the Company’s shareholders duly held in accordance with the Company’s restated articles of incorporation and bylaws and Indiana law (the “Early Expiration Date”).

5.    Section 13 of the Rights Agreement is hereby amended by adding the following Section 13(e) at the end of such Section:

“(e)    Notwithstanding anything in the Agreement to the contrary, a Section 13 Event shall be deemed not to have occurred by reason of (i) the execution, delivery, performance or amendment of the Merger Agreement or the Management Support Agreement, (ii) the performance or consummation of the Merger or (iii) the performance or consummation of any other transaction contemplated by the Merger Agreement or the Management Support Agreement.”

6.    Section 15 of the Rights Agreement is hereby amended by adding the following sentence at the end of that Section:

“Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedy or claim under this Agreement in connection with any transactions contemplated by the Merger Agreement or the Management Support Agreement.”

7.    Section 25(a) of the Rights Agreement is hereby amended by adding the following sentence at the end of that Section:

“Notwithstanding anything else set forth in this Agreement, the Company is not required to give notice to any holder of a Right Certificate in the event of (i) the execution, delivery, performance or amendment of the Merger Agreement or the Management Support Agreement, (ii) the performance or consummation of the Merger or (iv) the performance or consummation of any other transaction contemplated by the Merger Agreement or the Management Support Agreement.

8.    A new Section 35 is hereby added to the end of the Rights Agreement, to read in its entirety as follows:

“Section 35. Merger Agreement. Notwithstanding any other provision of this Agreement, (a) the execution, delivery and performance of the Merger Agreement or of any amendment thereto, (b) the execution, delivery and performance of the Management Support Agreement or of any amendment thereto, (c) the acquisition of beneficial ownership of shares of capital stock of the Company by Parent, Merger Sub or any Affiliate of Parent or Merger Sub pursuant to the Merger Agreement or the Management Support Agreement or (d) the performance or consummation of any transaction contemplated by the Merger Agreement or the Management Support Agreement, shall not result in a Section 11(a)(ii) Event or a Section 13 Event or in any way permit any Rights to be exercised pursuant to Section 11(a)(ii) or Section 13, or otherwise for any capital stock of the Company to be issued, whether Common Shares or other equity interests, nor will such execution, acquisition or consummation result in the occurrence of a Shares Acquisition Date, a Distribution Date or any other separation of the Rights from the underlying Common Shares or require or permit the Rights to be evidenced by, or to be transferable pursuant to, certificates separate from certificates for the Common Shares, nor entitle or permit the holders of the Rights to exercise the Rights or otherwise affect the rights of the holders of the Rights, including giving the holders of the Rights the right to acquire any capital stock, cash or other property of any party to the Merger Agreement or any Affiliate of Parent or Merger Sub. Notwithstanding any other provision of this Agreement, this Agreement shall be inapplicable to the events described in clauses (a) through (d) above, and all Rights issued and outstanding under this Agreement shall expire immediately prior to the Effective Time of the Merger (as defined in the Merger Agreement).

9.    This Amendment shall be effective as of the date hereof. Except as expressly modified hereby, the Rights Agreement remains in full force and effect.

10.    This Amendment may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all such counterparts shall together constitute one and the same document. A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.

[signature page follows]

The parties have executed this First Amendment to Rights Agreement as of the date first written above.

THE FINISH LINE, INC.

/s/ Chris Eck
By:	Chris Eck
Its:	Senior Vice President, General Counsel and Corporate Secretary

BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.

/s/ John Dunn
By:	John Dunn
Its:	Senior Vice President - Sales

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